EXHIBIT 99.1
BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE	November 3, 2006

Omaha, NE (BRK.A; BRK.B) — With this press release, Berkshire is initiating the release of summary financial reports concurrently with the publication of its 10-Qs and 10-Ks. We wish to emphasize, however, that reading the summaries should not substitute for reading the complete documents. Neither the decisions that investors make nor the commentary of the media will be well-informed unless they have read in full the concurrent 10-Q or 10-K that is available on our website, www.berkshirehathaway.com.
In the past we have always attempted to publish our periodic reports after a Friday close of the market. Our purpose has been to allow the public maximum time, while markets were closed, to scrutinize and evaluate our financial data. We continue to believe this to be the best schedule for disseminating important financial information. However, because the SEC has mandated that reporting times for both 10-Ks and 10-Qs be shortened, we may not be able to consistently hew to a weekend schedule in the future. That, nonetheless, will remain our goal.
In our summary press releases, we will distinguish between what we call “operating earnings” and investment gains. Berkshire possesses a huge reservoir (about $31 billion on September 30) of pre-tax unrealized investment gains and the cashing of these (or realization of losses for that matter) in any given quarter can materially distort net income figures as well as comparisons between periods. We do not wish investors to mistakenly focus on a bottom-line number possibly affected by large gains that do not stem from economic accomplishments during the reporting period and that have no concurrent impact on the intrinsic value of the company. Both trends in our operating businesses and their health are best judged by income before investment gains or losses.
Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the third quarter and nine months ended September 30, 2006 and 2005 are summarized below. Earnings are stated on an after-tax basis (dollar amounts are in millions, except per share amounts).

	Third Quarter		First Nine Months
	2006	2005	2006	2005
Net earnings	$2,772	$586	$7,432	$3,398
Investment gains	170	397	647	807

Operating earnings	$2,602	$189	$6,785	$2,591

Net earnings per Class A equivalent share	$1,797	$381	$4,821	$2,207
Investment gains per Class A equivalent share	110	258	420	524

Operating earnings per Class A equivalent share	$1,687	$123	$4,401	$1,683

Average Class A equivalent shares outstanding	1,542,173	1,539,898	1,541,581	1,539,554
An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Third Quarter		First Nine Months
	2006	2005	2006	2005
Insurance-underwriting	$917	$(1,170)	$1,618	$(475)
Insurance-investment income	759	601	2,244	1,740
Non-insurance businesses	978	696	2,673	1,962
Other *	(52)	62	250	(636)

Operating earnings	$2,602	$189	$6,785	$2,591

*	Includes derivatives gains (losses) of $348 and ($511) for the nine months ended 2006 and 2005 and includes derivatives gains (losses) of ($7) and $86 for the third quarter of 2006 and 2005.

BERKSHIRE HATHAWAY INC.
NEWS RELEASE
Clearly, these are highly satisfactory 3-month and 9-month earnings for Berkshire. Just as clearly, our insurance business has benefited in a major way from the absence of catastrophe losses. This is due not to managerial brilliance but rather to good luck. Last year, conversely, we got clobbered by a spate of hurricanes, more of which we will surely see in the future.
The property/casualty insurance industry is having an outstanding year, and GEICO is leading the pack with growth far above its peers. Here again, caution makes sense. The industry’s profitability is sure to decline next year — substantially in all probability — and Berkshire’s insurers will not be immune from industry trends. We do expect, however, that our insurance results will usually outpace those of the industry and that our long-term advantage could be significant.
Overall, our non-insurance operations are doing well. Particular progress has been made at NetJets, whose year-over-year improvement in pre-tax earnings was $58 million in the third quarter and $119 million for the nine months.
Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.
Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
Comment on Regulation G
This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.
Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment gains.
Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings. In sum, investment gains or losses for any particular period are not indicative of quarterly business performance.
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Contact
Marc D. Hamburg
402-346-1400